EXHIBIT P-12

                                 AIG Investments

                                 CODE OF ETHICS
                                 --------------

                           EFFECTIVE FEBRUARY 5, 2005

AMENDED:
MAY 10, 2005
SEPTEMBER 2, 2005
SEPTEMBER 13, 2007

DEFINITIONS..............................................................................................4
I.  INTRODUCTION.........................................................................................6
         A.  PURPOSE.....................................................................................6
         B.  COMPLIANCE WITH THIS CODE...................................................................6
                  1.  CERTIFICATE OF COMPLIANCE..........................................................7
                  2.  BOARD APPROVAL.....................................................................7
II.  PERSONAL SECURITIES TRANSACTIONS....................................................................8
         A.  TRADING IN GENERAL..........................................................................8
                  1.  EXEMPT SECURITIES..................................................................8
                  2.  CIRCUMSTANCES REQUIRING PRE-CLEARANCE..............................................9
                           A.       PRE-CLEARANCE APPROVAL...............................................9
                           B.       PROCEDURES FOR APPROVAL..............................................9
                  3.  INITIAL PUBLIC OFFERINGS ("IPOS").................................................10
                  4.  PRIVATE PLACEMENTS................................................................10
                  5.  SHORT-TERM TRADING................................................................10
                  6.  MARKET TIMING.....................................................................11
                  7.  GIFTING OF SECURITIES.............................................................11
         B.  REPORTING..................................................................................11
                  1.  DISCLOSURE OF HOLDINGS AND ACCOUNTS...............................................11
                  2.  TRANSACTIONS FOR ALL ACCESS PERSONS...............................................12
III. FIDUCIARY DUTIES...................................................................................12
         A.  FRAUDULENT PRACTICES.......................................................................12
         B.  DISPENSING INFORMATION.....................................................................13
         C.  GIFTS AND ENTERTAINMENT....................................................................13
         D.  AIG SECURITIES.............................................................................14
         E.  OUTSIDE BUSINESS ACTIVITIES................................................................15
IV.  INSIDER TRADING....................................................................................17
         A.  MATERIAL INFORMATION.......................................................................17
         B.  NON-PUBLIC INFORMATION.....................................................................18
                  1.  INFORMATION PROVIDED IN CONFIDENCE................................................18
                  2.  INFORMATION DISCLOSED IN BREACH OF DUTY...........................................18
         C.  GUIDANCE ON INSIDER TRADING................................................................19
         D.  PENALTIES FOR INSIDER TRADING..............................................................19
         E.  PROCEDURES TO IMPLEMENT THE POLICY AGAINST INSIDER TRADING.................................19
                  1.  TRADING RESTRICTIONS AND REPORTING REQUIREMENTS...................................19
                  2.  INFORMATION BARRIER POLICY........................................................20
                           A.  CROSS-BARRIER PROCEDURES.................................................20
                           B.  THE ADVISER WATCH LIST...................................................21
                                    I.  PLACEMENT OF SECURITIES ON/OFF THE ADVISER WATCH LIST...........21
                                    II.  IMPLEMENTATION AND MONITORING..................................21
                           C.  THE ADVISER RESTRICTED LIST..............................................21
                                    I.  PLACEMENT OF SECURITIES ON/OFF THE ADVISER RESTRICTED LIST......21
                                    II.  IMPLEMENTATION AND MONITORING..................................22
                  3.  CONFIDENTIALITY...................................................................22
APPENDIX A..............................................................................................23
APPENDIX B..............................................................................................25
APPENDIX C..............................................................................................26

                                   DEFINITIONS

ACCESS PERSON: For the purpose of this Code, all employees of AIG Investments are considered Access Persons. This includes certain staff who have responsibilities on investment-related activities within affiliated companies of AIG.

     NOTE: FOR PURPOSES OF THIS CODE, A PROHIBITION OR REQUIREMENT APPLICABLE TO ANY ACCESS PERSON APPLIES ALSO TO TRANSACTIONS IN SECURITIES FOR ANY ACCOUNT FOR WHICH THE ACCESS PERSON OR A HOUSEHOLD MEMBER HAS CONTROL AND/OR A BENEFICIAL OWNERSHIP.

ADVISER: the advisers of AIG Investments to which this Code applies. Please see Appendix B for the list of advisers.

ADVISORY CLIENT: An entity that has signed an agreement with the Adviser for the provision of discretionary or non-discretionary investment management services.

BENEFICIAL OWNERSHIP: A direct or indirect Pecuniary Interest in the securities that an Access Person has or shares.

NOTE: ACCESS PERSONS SHOULD CONSULT THE COMPLIANCE DEPARTMENT IF IN DOUBT AS TO WHETHER HE/SHE HAS BENEFICIAL OWNERSHIP OF SECURITIES.

CLOSED END FUND: type of fund that has a fixed number of shares usually listed on a major stock exchange. Unlike open-ended mutual funds, closed end funds do not issue and redeem shares on a continuous basis.

DISINTERESTED DIRECTOR/NON-EMPLOYEE INVESTMENT COMMITTEE PERSONNEL: A director of any Fund managed by the Adviser who is not in the position to influence the operations of an Advisory Client. Disinterested Directors are currently not subject to the requirements of this Code.

ENTERTAINMENT: An event where a business contact, counterparty or vendor is present with the employee and where business matters can be discussed.

EXCHANGE TRADED FUNDS (ETF): A fund that tracks an index, but can be traded like a stock. ETFs always bundle together the securities that are in an index or sector but never track actively managed mutual fund portfolios. Investors can do just about anything with an ETF that they can do with a normal stock, such as short selling. Because ETFs are traded on stock exchanges, they can be bought and sold at any time during the day (unlike most mutual funds).

FUND: Registered open-end and closed-end investment companies or commingled vehicles advised or sub-advised by the Adviser.

GIFT: Anything of value that is received and/or offered from/to a business contact, vendor or counterparty.

HOUSEHOLD MEMBER: A member of an Access Person's family and/or legal dependent that shares the same residence as the Access Person.

INVESTMENT PERSONNEL: Any employee entrusted with the direct responsibility and authority, either alone or as part of a co-manager team or group, to make investment decisions affecting an Advisory Client's investment plans and interests, as well as other personnel, such as research analysts, trading personnel, individuals who provide information or advice to portfolio managers and those individuals who execute portfolio manager decisions.

PECUNIARY INTEREST: The opportunity to profit directly or indirectly or share in any profit derived from a transaction in a security.

PRIVATE PLACEMENT: The sale of a bond or other security directly to a limited number of investors in a private offering.

PROTEGENT PTA: A web based application used by Access Persons to submit all necessary forms/reports under the requirements of this Code. Access Persons must, whenever possible, use Protegent PTA to comply with the reporting requirements of this Code. However, in cases where an Access Person does not have access to the system, the Access Person must receive approval from the Compliance Department prior to submitting any required forms/reports manually.

SECURITIES: Any note, stock (including ADRs), treasury stock, bond debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription transferable share, investment contract, voting-trust certificate, futures contracts and options traded on a commodities exchange, including: currency futures; fractional undivided interest in oil, gas, or other mineral rights; any put, call, straddle, option or privilege on any security or on any group or index of securities (including any interest therein or based on the value thereof); or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency or; in general, any interest or instrument commonly known as a security or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security.

FOR THE PURPOSES OF THE CODE, COMMODITIES ARE NOT CONSIDERED SECURITIES. NONETHELESS, FUTURES AND OPTIONS ON ANY GROUP OR INDEX OF SECURITIES ARE CONSIDERED SECURITIES.

I.  INTRODUCTION

A.  PURPOSE

The Adviser believes that individual investment activities by its officers and employees should not be prohibited or discouraged. Nonetheless, the nature of the Adviser's fiduciary obligations necessarily requires some restrictions on the investment activities of Access Persons and their Household Members.

Access Persons are agents of the Adviser. In managing assets for the Adviser's Clients, Access Persons have a fiduciary responsibility to treat the Adviser's Clients fairly. This duty requires a course of conduct, consistent with other statutory obligations, that seeks to be prudent and in the Client's best interest.

This Code of Ethics (the "Code") is intended to address three fundamental principles that must guide the personal investment activities of Access Persons in light of his/her fiduciary duties:

         (1) PLACE THE INTERESTS OF THE ADVISER'S CLIENTS FIRST. As fiduciaries, Access Persons must avoid serving personal interests ahead of the interests of the Adviser's Clients.

         (2) AVOID TAKING INAPPROPRIATE ADVANTAGE OF ONE'S POSITION AS AN ACCESS PERSON.

         (3) CONDUCT PERSONAL INVESTING ACTIVITIES IN SUCH A WAY AS TO AVOID EVEN THE APPEARANCE OF A CONFLICT OF INTEREST WITH INVESTMENT ACTIVITIES UNDERTAKEN FOR THE ADVISER'S CLIENTS.

This Code has been adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940 (the "Company Act") and Rule 204A-1 under the Investment Advisers Act of 1940 (the "Advisers Act"), which require that every registered investment company and registered investment adviser adopt a code of ethics regarding personal investment activities of persons having access to information about portfolio transactions of the Adviser's Clients. In addition, Rule 204-2 under the Advisers Act requires that registered investment advisers keep certain records regarding personal investment activities of Access Persons and make them available for inspection by representatives of the Securities and Exchange Commission (the "SEC").

B.  COMPLIANCE WITH THIS CODE

Compliance with this Code and the Federal Securities Laws is a condition of employment. A violation of this Code may be cause for disciplinary action by the Adviser, including termination of employment. Other disciplinary actions may include warnings and periods of "probation" during which all personal investment activities (except for specifically approved liquidation of current positions) are prohibited.

Any transactions that appear to indicate a pattern of abuse of an Access Person's fiduciary duties to the Adviser's Clients will be subject to scrutiny regardless of technical compliance with the Code.

In addition to this Code, Access Persons are subject to policies and procedures which have been created by or on behalf of American International Group, Inc. ("AIG"). This Code shall not supersede any such policies or procedures established by AIG.

THIS CODE SHALL BE SUPERSEDED BY LOCAL REGULATORY PRACTICES AS APPLICABLE. EACH REGIONAL COMPLIANCE OFFICER SHALL COMMUNICATE SUCH EXCEPTIONS TO ALL ACCESS PERSONS IN THEIR RESPECTIVE REGION.

ACCESS PERSONS ARE REQUIRED TO REPORT ANY VIOLATIONS OF THIS CODE TO THE CHIEF COMPLIANCE OFFICER (OR HIS/HER DESIGNEE). ACCESS PERSONS WILL NOT FACE RETALIATION IF HE/SHE REPORTS VIOLATIONS OF THIS CODE. RETALIATION ITSELF CONSTITUTES A VIOLATION OF THIS CODE.

         1.  CERTIFICATE OF COMPLIANCE

             Employees will receive a copy of this Code and any amendments as they are made. New hires are required to certify that have received a copy of the Code. In addition, employees must make an annual Certification within 30 days of year-end using PROTEGENT PTA ("Protegent PTA"), the Adviser's Code of Ethics/personal securities investing application(1).

         2.  BOARD APPROVAL

             The directors of the Adviser and the directors of each Fund are required to make a determination that this Code contains provisions reasonably necessary to prevent Access Persons from violating the anti-fraud provisions of Rule 17j-1 under the Company Act.

             A majority of the Fund's board, including a majority of the Fund's independent directors, is required to:

             a) approve the Code when the Fund initially engages the Adviser,
                and

             b) approve any subsequent material changes to the Code within six months of the change.

----------
(1) Protegent PTA has been implemented within most of the regions worldwide. Those regions that do not have the system can manually complete the certification. Compliance may approve exceptions on a case-by-case basis.

II. PERSONAL SECURITIES TRANSACTIONS

A.  TRADING IN GENERAL

Access Persons may not knowingly engage in the purchase or sale of a Security (other than an Exempt Security, as explained below) of which they have Beneficial Ownership (other than an Exempt Transaction, as explained in Appendix
A) and which, within seven (7) calendar days before and after the transaction:

                (1) is being considered for purchase or sale by an Advisory
                    Client, or
                (2) is being purchased or sold by an Advisory Client.

         1.  EXEMPT SECURITIES

         Exempt Securities are Securities that do not have to be pre-cleared or reported to the Compliance Department and are not subject to the short swing profit limitation requirement of this Code.

             The following are Exempt Securities:

                i. Securities that are direct obligations of the U.S. and foreign governments (e.g., U.S. Treasury obligations);

                ii. Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements. ADRs do not fall into this category;

                         NOTE: HIGH QUALITY SHORT-TERM DEBT INSTRUMENTS ARE INTERPRETED TO MEAN ANY INSTRUMENT THAT HAS A MATURITY AT ISSUANCE OF LESS THAN 366 DAYS AND IS RATED IN ONE OF THE TWO HIGHEST RATING CATEGORIES BY A NATIONALLY RECOGNIZED STATISTICAL RATING ORGANIZATION.

                iii. Shares of unaffiliated registered open-end investment companies, annuities, or other commingled vehicles. The requirement to report holdings of affiliated funds does not apply to holdings in defined benefit plans including 401(k) plans, AIG Retirement and 529 plans.

                         NOTE: EXCHANGE TRADED FUNDS ("ETFS") AND CLOSED END FUNDS ARE NOT EXEMPT UNDER THE CODE. TRANSACTIONS IN THESE SECURITIES MUST BE REPORTED (BUT NOT PRE-CLEARED) ON PROTEGENT PTA.

                iv. Municipal bonds (general and revenue) issued by a state or local government entity;

                v. Any transactions and/or holdings in Securities in an account over which an Access Person has no direct or indirect influence, control or knowledge

                     (e.g., a blind trust/non-discretionary account. An Access Person must notify the Compliance Department of the establishment of such an account and Compliance Department must receive duplicate statements);

                vi. 529 Plans that only have the ability to invest in Exempt Securities (including affiliated funds) as defined in this section;

                vii. Transactions within the AIG Retirement Plan, including affiliated funds. This also applies to retirement plans of Household Members; and


                         NOTE: IN ADDITION TO THE ABOVE, THERE ARE CERTAIN TRANSACTIONS DESIGNATED BY THE COMPLIANCE DEPARTMENT AS EXEMPT ("EXEMPT TRANSACTIONS"), WHICH ARE NOT REQUIRED TO BE PRE-CLEARED, BUT ARE REQUIRED TO BE REPORTED TO COMPLIANCE. THESE TRANSACTIONS ARE DISCUSSED IN APPENDIX A.

         2.  CIRCUMSTANCES REQUIRING PRE-CLEARANCE

             All Access Persons must obtain Pre-clearance from the Compliance Department prior to purchasing or selling a Security that is neither an Exempt Security nor can be bought or sold in an Exempt Transaction.

             A. PRE-CLEARANCE APPROVAL: Once received, Pre-clearance approval is valid for the same day and the next business day (THE "APPROVAL PERIOD"). An order that is not executed within the Approval Period must be re-submitted for Pre-clearance approval. Approval for a private placement purchase is valid until the closing of the private placement transaction.

                  In the event that a "good-till-canceled" limit and/or a "stop loss" order is not executed within the Approval Period, the order does NOT need to be re-submitted for Pre-clearance, provided that no conditions of the order have changed (e.g., limit price, shares) and the transaction is identified on the pre-clearance request form in Protegent PTA ("User Comment" section) as a good-till-canceled limit and/or stop loss order. Additionally, "good-till-canceled" and "stop loss" orders must be documented on the confirmation received from the Access Person's broker by the Compliance Department.

             B. PROCEDURES FOR APPROVAL: Access Persons must request Pre-clearance electronically, using Protegent PTA(2). Pre-clearance approval is granted if the purchase or sale complies with this Code and the foregoing restrictions.
----------
(2) Protegent PTA has been rolled out to most of the regions worldwide. Those regions that do not have the system can manually submit a pre-clearance request. Compliance may approve exceptions on a case-by-case basis.

         3.  INITIAL PUBLIC OFFERINGS ("IPOS")(3)

             The purchase of equity Securities in initial public offerings ("IPOs") by Access Persons can create an appearance that such personnel have taken inappropriate advantage of their positions for personal benefit. Accordingly, Access Persons must obtain prior written approval from the Compliance Department and his/her supervising Managing Director prior to purchasing an IPO.

             GLOBAL EQUITY PERSONNEL ARE PROHIBITED FROM INVESTING IN IPOS.

         4.  PRIVATE PLACEMENTS

             Access Persons must obtain prior written approval from the Compliance Department AND a supervising Managing Director before acquiring Beneficial Ownership of any Securities in a Private Placement. Approval will be given only if it is determined that the investment opportunity should not be reserved for Advisory Clients and that the opportunity to invest has not been offered to the Access Person by virtue of his/her position.

             Access Persons must disclose investments in a Private Placement if an investment in the issuer of the Private Placement is being considered for an Advisory Client and the Access Person is involved in the decision making process. A decision to make such an investment must be independently reviewed by the Access Person's manager or a Managing Director who does not have Beneficial Ownership of any Securities of the issuer.

             GLOBAL EQUITY PERSONNEL ARE PROHIBITED FROM INVESTING IN PRIVATE PLACEMENTS.

         5.  SHORT-TERM TRADING

             Access Persons are prohibited from realizing profits from selling a Security within 60 days of purchase of the position. In addition, Access Persons are prohibited from realizing profits from closing a short position within 60 days of opening the position.

             There are a few exceptions to this prohibition: (1) Exempt Securities; (2) ETFs that track an index; (3) futures and options on ETFs (4) covered call options that expire within 60 days, only if the underlying security will be held in excess of 60 days at expiration of the covered call; (5) Non-volitional margin calls (employees receiving margin calls that result in hardship should contact local compliance department); (6) AIG shares purchased via the Employee Stock Purchase Plan (shares purchased on the open market remain subject to the short-term trading profit); (7) AIG shares acquired through the exercise of options received from AIG;
             (8) hardship exemptions,
----------
(3) Asia ex-Japan personnel are not required to obtain approval from either Compliance or their Managing Director. However, this exemption does not apply to global equity personnel, who are prohibited from participating in any IPOs.

             which may be approved by the Compliance Department in extreme circumstances; and (9) any other special exemption approved by Compliance PRIOR to the profit being realized. Hardship exemptions and special exemptions must be approved in advance of the short-term trading. Please contact the Compliance Department with any questions.

             The Compliance Department will monitor short-term trading and address any abuses of short-term trading profits on a case-by-case basis. If an abuse is discovered, Access Persons will be required to disgorge any profits realized on personal trades executed within the 60 days. Day trading by Access Persons is strictly prohibited.

             Personal trading in unusually high frequency is discouraged. The Compliance Department may contact any Access Person and/or his/her supervisor deemed to be trading with excessive frequency.

         6.  Market Timing

             Market Timing is the short-term trading in and out of U.S. registered investment companies, generally those that are focused on non-U.S. investments using information that is publicly known but not yet reflected in the share price. Furthermore, more sophisticated market timers have taken advantage of disparities between the last quoted prices of a Fund's underlying portfolio Securities and potentially inaccurate fair-valuing of those Securities. Market timing by Access Persons is strictly prohibited whether or not the market timing relates to products advised or sub-advised by the Adviser.

         7.  Gifting of securities

             The gifting of Securities is permitted without pre-clearance. Nonetheless, these Securities must be disclosed in Protegent PTA and reported on the Access Person's Quarterly Transactions Certification.

B.  REPORTING

         1.  DISCLOSURE OF HOLDINGS AND ACCOUNTS

             All Access Persons must disclose to the Chief Compliance Officer or other designated persons, whether they have Beneficial Ownership and/or control of any Securities, futures, options, collective schemes, pooled funds or affiliated mutual fund accounts (i.e., Brazos, VALIC, SunAmerica) within 10 days of commencement of employment (such information must be current as of a date no more than 45 days prior to employment). If an Access Person subsequently opens a new account of which he/she has Beneficial Ownership and/or control (whether or not this account holds reportable Securities), the Access Person must notify the Compliance Department via Protegent PTA within 10 days following the opening of such account. Securities held in certificate form that are not held in street name must also be reported to the Compliance Department via Protegent PTA. All reports submitted to the Compliance Department will be treated as confidential.

             Any Access Person who fails to report his/her holdings or the opening of a new brokerage account in accordance with this Code shall be deemed to be in violation of this Code.

             ANNUAL HOLDINGS REPORT

             Access Persons must provide and certify on an annual basis, a report of their accounts and beneficial holdings within 30 days after the calendar year end. The information must be current as of a date no more than 45 days prior to the submission of the report.

         2.  TRANSACTIONS FOR ALL ACCESS PERSONS

             Access Persons must arrange for the Compliance Department to be provided, on a timely basis, duplicate copies of confirmations for all transactions in an account that is Beneficially Owned and/or controlled by such Access Person. Duplicate copies of periodic statements for the account also must be provided. Upon notification, the Compliance Department will request these documents directly from the broker-dealer identified by each Access Person.

             QUARTERLY TRANSACTIONS CERTIFICATION

             Access Persons are required, within 30 days after the calendar quarter, to complete a report of all transactions in Securities of which the Access Person had Beneficial Ownership and/or control (except for those Securities classified as Exempt Securities). In accordance with Best Industry Practices, Access Persons are expected to complete their quarterly certifications within 10 days of quarter end, absent exigent circumstances.

             Access Persons must complete the report even if no reportable transactions occurred during the quarter.

III. FIDUCIARY DUTIES

A.  FRAUDULENT PRACTICES

If an Access Person purchases or sells, directly or indirectly, a Security or commodity which is held or is to be acquired by an Advisory Client, the Access Person may not:

         (1) employ any device, scheme or artifice to defraud an Advisory
             Client;

         (2) make any untrue statement of a material fact or omit to state to an Advisory Client, a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

         (3) engage in any act, practice or course of business which would operate as a fraud or deceit upon an Advisory Client; or

         (4) engage in any manipulative practice with respect to such Advisory Client.

B.  DISPENSING INFORMATION

Access Persons must obtain prior written approval from the Compliance Department before dispensing any reports, recommendations or other information concerning Securities holdings or Securities transactions for Advisory Clients to anyone, other than the Clients themselves. No approval is needed if such persons have a business need for this information as a part of their normal duties and activities. Access Persons may disclose this information if:

         (1) there is a public report containing the same information;

         (2) the information is dispensed in accordance with compliance procedures established to prevent conflicts of interest between the Adviser and their Advisory Clients; or

         (3) the information is reported to directors or trustees of Advisory Clients or to administrators or other fiduciaries of Advisory Clients and if these persons receive the information in the course of carrying out their fiduciary duties.

NOTE: THE ABOVE DOES NOT APPLY TO CERTAIN INFORMATION THAT IS REQUIRED TO BE DISPENSED BY REGISTERED INVESTMENT COMPANIES.

C.  GIFTS AND ENTERTAINMENT

Gifts and Entertainment present an opportunity for conflicts of interests for the Advisers. Accordingly, it is best practice to monitor the offer and receipt of gifts and/or entertainment. In all matters related to gifts or entertainment, it is the responsibility of the Access Person to exercise good judgment. Offering and/or accepting gifts and entertainment is appropriate provided there is a business purpose, the expense incurred are ordinary and necessary and the gifts or entertainment falls within this Code and all relevant laws and regulations.

1. Access Persons giving Gifts to prospective or existing clients must submit a Gifts and Entertainment Form on Protegent PTA. The Access Person's supervising Managing Director must approve in advance gifts in excess of $150.

2. All Gifts in excess of $150 received by Access Persons may be accepted, but must be shared among the department receiving the gift. Where such a gift cannot be reasonable shared amongst employees (as in the case of an item of clothing), the gift may be accepted and subsequently donated to charity. This includes, among other things, gratuities and gifts received by Access Persons for speaking engagements. The gift must be approved by the Compliance Department and the Access Person's supervising Managing Director and reported via the Gifts and Entertainment Form on Protegent PTA. Refer to the AIG CODE OF CONDUCT for further information.

3.       An Access Person may not offer or receive cash in any amount.

4. An Access Person may not solicit a Gift from any counterpart, business contact or vendor.

5. An Access Person must disclose any Entertainment provided to a client and/or prospective client using the Adviser's employee reimbursement system. The Compliance Department will periodically monitor these reports. Access Persons must report and obtain prior approval from a supervising Managing Director for accepting entertainment in excess of $500. Additionally, business meals in excess of $500 (per person/per event), accepted by Access Persons must be reported on Protegent PTA.

In addition to this policy, Access Persons must also comply with the AIG CODE OF CONDUCT's policy on Gifts and Entertainment and AIG'S TRAVEL AND ENTERTAINMENT POLICY.

Access Persons who are FINRA Registered Representatives are required to comply with the "Gift and Entertainment Guidelines" described within the AIG Equity Sales Corp. and AIG Global Securities Lending Corp. Supervisory Procedures (AIG EQUITY SALES MANUAL).

For the gifting of Securities, please see Section II .A. (7).

D.  AIG SECURITIES

To avoid any actual, potential or perceived conflict of interest, Access Persons may not engage in options transactions or short sales of AIG common stock, other than selling options received from AIG. Purchases and sales of AIG Securities on the open market are required to be pre-cleared and reported to the Compliance Department.

         1) EXERCISE OF STOCK OPTIONS/EMPLOYEE STOCK OPTION PLAN/RESTRICTED STOCK UNITS:

             a) Options received, BUT NOT EXERCISED, as part of an employee's compensation package are not required to be reported to the Compliance Department;

             b) If an employee exercises an option and subsequently sells the shares, an employee must submit a pre-clearance request for such sale;
             c) If an employee receives shares as part of an Employee Stock
                Option Plan/Restricted Stock Unit Program, the shares must be reported in Protegent PTA within the quarter in which they are received (either when the broker receives the shares or when the employee receives the shares in physical form);
             d) Cashless exercise of options must be pre-cleared via Protegent
                PTA;
             e) Sales of Restricted Stock Units must be pre-cleared.

         2)  EMPLOYEE STOCK PURCHASE PLAN ("ESPP")

         Although Access Persons do not need to pre-clear their participation in the ESPP, Access Persons are required to report to the Compliance Department via Protegent PTA the receipt of AIG shares when they are received. Additionally, Access Persons are required to pre-clear the sale of AIG stock acquired through the ESPP.

E.  OUTSIDE BUSINESS ACTIVITIES

"OUTSIDE BUSINESS ACTIVITIES" include service as a partner, officer, director, owner or trustee of an organization that is not an affiliate of AIG.

Given the nature of AIG Investments' business, AIG Investments' duties to its clients and equity owners, and the role of investment and financial advisory professionals generally, Access Persons who engage in outside business activities may face numerous and significant potential conflicts of interest. The AIG Code of Conduct governs outside business activities of AIG employees, including all Access Persons. This Code supplements the AIG Code of Conduct by requiring certain additional policies and procedures that are applicable to Access Persons only.

Prior to pursuing any such outside business activities, Access Persons must:

    o    receive written approval from the AIG Legal Department or its designee;
    o    receive written approval from the AIG Investments Compliance
         Department;
    o if the outside business activity includes service on a Board or similar body, receive written approval from the Access Person's supervising Managing Director or Department Head;
    o complete the Outside Business Activities form found on PROTEGENT PTA (the form can be found in the drop down menu under "Disclosures"); and
    o if the outside business activity includes service on a Board of Directors or similar body, obtain the Acknowledgment and Waiver Letter described below.

SERVICE ON OUTSIDE BOARDS
The Compliance Department will determine procedures to prevent the misuse of material, non-public information which may be acquired through outside Board service, as well as other procedures or investment restrictions which may be required to prevent actual or potential conflicts of interest.

In addition, the corporation or other entity which the outside Board governs must provide the Access Person with written assurances (an "ACKNOWLEDGMENT AND WAIVER LETTER") regarding potential conflicts that may arise from time to time. The Acknowledgement and Waiver Letter should include an acknowledgement by the company that potential conflicts may exist, that the Access Person will resolve those conflicts in favor of AIG, and that the Company has waived any such conflicts. A form of Acknowledgement and Waiver Letter is attached to this Code of Ethics as Appendix C.

In addition to complying with the policies and procedures set forth in the AIG Code of Conduct and in this Code, Access Persons must be vigilant in identifying and managing the potential conflicts of interest that may arise by virtue of their service on outside Boards. Depending on the circumstances, these conflicts may require the Access Person to recuse him- or herself from deliberations of the Board. In some cases, it may be necessary to resign from the Board entirely. Access Persons should seek guidance from the AIG Investments Legal Department as to how these potential conflicts may be best addressed.

INSOLVENT COMPANIES
Access Persons should also be aware that corporations that are insolvent or operating in the so-called "zone of insolvency" may present particular legal challenges for officials and directors, including expansion of fiduciary duties to include the corporation's creditors as well as its shareholders. The case law relating to duties of directors of insolvent corporations is unsettled, and may vary considerably from jurisdiction to jurisdiction. Access Persons serving on an outside Board that becomes insolvent or enters the vicinity of insolvency should seek legal guidance promptly from the Board's legal counsel.

FURTHER READING
Access Persons serving or contemplating serving on an outside board are encouraged to review the report of the National Association of Corporate Directors entitled DIRECTOR LIABILITY: MYTHS, REALITIES, AND PREVENTION.

EXCEPTIONS
The term "outside business activities" , generally is not intended to include service to any organization that is (I) a personal holding company or (II) an entity identified in Section 501(c)(3) of the Internal Revenue Code. A "PERSONAL HOLDING COMPANY" is an entity that:

    is wholly-owned by the Access Person and/or members of the Access Person's immediate family;
    is used solely for the Access Person's personal investments;
    is not actively managed;
    does not have any dealings with AIG; and does not compete with AIG.

The approvals required for outside business activities are not required for activities relating to those exempted organizations. However, these activities must be reported on Protegent PTA. For example, an Access Person would not need to seek approval to establish a personal holding company that holds only a passive investment in real estate and that has no relationship with AIG. However, the Access Person would be required to report this activity on Protegent PTA.

IV. INSIDER TRADING

Insider trading refers to the use of material, non-public information to trade in Securities or communications of material, non-public information to others in breach of a fiduciary duty.

Insider trading law generally prohibits:

         (1) Trading by an insider, while in possession of material, non-public information;

         (2) Trading by a non-insider, while in possession of material, non-public information, where the information was disclosed to the non-insider in violation of an insider's duty to keep it confidential; or

         (3) Communicating material, non-public information to others in breach of a fiduciary duty.

A.  MATERIAL INFORMATION

Material information generally is information that an investor would consider important in making his/her investment decision, or information that is reasonably certain to have a substantial effect on the price of a company's Securities. Material information does not have to relate directly to a company's business.

Information is considered material if it relates to matters such as:

         (1) dividend or earnings expectations;

         (2) write-downs or write-offs of assets;

         (3) proposals or agreements involving a joint venture, merger, acquisition, divestiture or leveraged buy-out;

         (4) criminal indictments, civil litigation or government investigations;

         (5) substantial changes in accounting methods;

         (6) major litigation developments;

         (7) bankruptcy or insolvency; or

         (8) public offerings or private sales of debt or equity securities.

NOTE: THE ABOVE LIST OF EXAMPLES IS NON-EXHAUSTIVE. PLEASE CONTACT THE LEGAL & COMPLIANCE DEPARTMENT WITH ANY QUESTIONS REGARDING THE MATERIALITY OF INFORMATION.

Information provided by a company can be material because of its expected effect on a particular class of the company's Securities, all of the company's Securities, the Securities of another company or the Securities of several companies. This policy applies to all types of Securities, as well as any option related to that Security.

B.  NON-PUBLIC INFORMATION

Non-public information is information that has not generally been made available to investors. Information received in circumstances indicating that it is not yet in general circulation or where the recipient knows or should know that the information could only have been provided by an insider is also considered non-public information.

For non-public information to become public, it must be disseminated through recognized channels of distribution designed to reach the securities marketplace. Once the information has been distributed, it is no longer subject to insider trading policies. Disclosure in a national business and financial wire service (e.g., Dow Jones, Bloomberg or Reuters), a national news service
(AP), a national newspaper (e.g., THE WALL STREET JOURNAL or THE NEW YORK TIMES), or a publicly disseminated disclosure document (a proxy statement or prospectus) constitutes public information.

NOTE: GENERALLY, INFORMATION IS CONSIDERED NON-PUBLIC UNTIL 24 HOURS AFTER PUBLIC DISCLOSURE.

         1.  INFORMATION PROVIDED IN CONFIDENCE

             Occasionally, one or more Access Persons may become temporary insiders because of a fiduciary (a person or entity to whom property is entrusted for the benefit of another) or commercial relationship.

             As an insider, the Adviser has a fiduciary responsibility not to breach the trust of the party that has communicated the material, non-public information by misusing that information. The fiduciary duty arises because the Adviser has entered or has been invited to enter into a commercial relationship with the client or prospective client and has been given access to confidential information solely for the corporate purposes of that client. The obligation remains regardless of whether the Adviser ultimately participates in the transaction.

         2.  INFORMATION DISCLOSED IN BREACH OF DUTY

             Even where there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information in circumstances where a person knows, or should know, that a corporate insider is disclosing information in breach of the fiduciary duty he/she owes the corporation and its shareholders. A prohibited personal benefit could include a present or future monetary gain, a benefit to one's reputation, an expectation of quid pro quo from the recipient or the recipient's employer by a gift of the inside information.

             A person may, depending on the circumstances, also become an insider when he/she obtains material, non-public information by happenstance. This includes information derived from social institutions, business gatherings, overheard conversations, misplaced documents and tips from insiders or other third parties.

C.  GUIDANCE ON INSIDER TRADING

Any Access Person who is uncertain as to whether the information he/she possesses is material, non-public information should take the following steps immediately:

         (1) Report the matter to the Compliance Department;

         (2) Refrain from purchasing or selling the securities on behalf of oneself or others, including Advisory Clients managed by the Access Person; and

         (3) Refrain from communicating the information inside or outside the Adviser, other than to the Compliance Department.

The Compliance Department will instruct the Access Person on how to proceed.

D.  PENALTIES FOR INSIDER TRADING

The penalties for inside trading are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to penalties even if he/she does not benefit personally from the violation.

E.  PROCEDURES TO IMPLEMENT THE POLICY AGAINST INSIDER TRADING

         1.  TRADING RESTRICTIONS AND REPORTING REQUIREMENTS

             a) No Access Person who possesses material, non-public information relating to the Adviser or any of its affiliates or subsidiaries, may buy or sell any Securities of the Adviser or engage in any other action to take advantage of, or pass on to others, such information.

             b) No Access Person who obtains material, non-public information which relates to any other company or entity in circumstances in which such person is deemed to be an insider or is otherwise subject to restrictions under the securities laws, may buy or sell Securities of that company or otherwise take advantage of, or pass on to others, such information.

             c) Access Persons shall submit reports concerning each Securities transaction and should verify their personal ownership of such Securities.

             d) Access Persons should not discuss any potentially material, non-public information concerning the Adviser or other companies except as specifically required in the performance of their duties.

         2.  INFORMATION BARRIER POLICY

             The Information Barrier Procedures are designed to restrict the flow of inside information and to prevent employees on the public side (i.e., trading desks) from gaining access to material, non-public information which came from the private side.

             The Adviser has implemented a third-party software platform to capture all e-mail communications sent and received by employees. On a routine basis, the Compliance Department will review employees' e-mails to identify any questionable correspondence(4).

             For a more detailed description of the Information Barrier Policy, please see the Compliance Manual.

             A. CROSS-BARRIER PROCEDURES

                A "cross-barrier communication" is a communication between an employee on the public side and employee on the private side. The communication can be in the form of a conversation, an e-mail, a memo, a research report or any other communication of an employee's opinion about the value of a security.

                Access Persons are permitted to have cross-barrier communications regarding (a) investments generally, which communications do not relate to any specific issuer (e.g. industry related investment communications) and (b) communications which are issuer specific, but which involve only public information (only if such communication is monitored by the Legal and Compliance Department).

                Access Persons on the private side of the Information Barrier are prohibited from communicating non-public information (including impressions or information derived from non-public information) regarding an issuer of public securities to any employee on the public side of the Information Barrier unless the communication is monitored by the Compliance Department and the public side has agreed to receive the information prior to the information being communicated.

                The employee who was brought across the barrier must maintain the confidentiality of the material inside information at all times and may use it only for the business purposes for which it was disclosed.
----------
(4) Currently, not all regions utilize a third party vendor to capture all emails.

             B. THE ADVISER WATCH LIST

                The Adviser Watch List is a highly confidential list of securities about which the Adviser may have received or may expect to receive material, non-public information. The contents of the Watch List and any related restrictions imposed by the Legal & Compliance Department are extremely confidential therefore access to the Watch List is very limited.

                i.  Placement of Securities On/Off the Adviser Watch List

                    A Security normally will be placed on the Watch List when the Adviser has received or expects to receive material, non-public information concerning that Security or its issuer. This usually occurs when the Adviser is involved in an assignment or transaction that has not been publicly announced or when the Adviser otherwise determines that there is a need to monitor the trading activity in such Security.

                    A Security will be removed from the Watch List at the request of the person who initiated placement on the list, usually when the Adviser's involvement in the transaction relating to the Security has ended. Securities also may be removed from the Watch List when they are moved to the Adviser's Restricted List.

                ii. Implementation and Monitoring

                    The person who initially places a security on the Watch List is responsible for notifying the Compliance Department when it should be removed. The Compliance Department maintains the Watch List. In addition, the Compliance Department monitors trading activity in any Adviser Watch List Security on a periodic basis.

             C. THE ADVISER RESTRICTED LIST

                The Adviser Restricted List is a confidential list of Securities that are subject to restrictions in trading. Restrictions apply to trading for Advisory Clients, proprietary accounts, and trading for employee and related accounts. Securities on the Restricted List are to be kept confidential and are not to be disclosed to anyone outside of AIG.

                i.  Placement of Securities On/Off the Adviser Restricted List

                    The placement of a Security on the Restricted List generally restricts all trading in the Security or its issuer. Since a Security may be placed on the Restricted List for a number of reasons, no inferences should be drawn concerning a company or its securities due to its inclusion on such list.

                    A Security will be removed from the Restricted List at the request of the person who initiated placement on the list, usually when the Adviser's involvement in the transaction relating to the Security has ended.


                ii. Implementation and Monitoring

                    The Compliance Department is responsible for placing or removing a Security from the Restricted List and has the ultimate responsibility for maintaining the Restricted List.

         3.  CONFIDENTIALITY

             In carrying out business activities, Access Persons often learn confidential or proprietary information about AIG, its customers, suppliers and/or third parties. Access Persons must maintain the confidentiality of all information entrusted to them, except where disclosure is authorized or legally required.

                                   APPENDIX A

                               EXEMPT TRANSACTIONS

INTRODUCTION

The Adviser's Code provides that no Access Person may engage in the purchase or sale of a Security (other than an Exempt Security) of which he/she has Beneficial Ownership and/or control (other than an Exempt Transaction), and which, within seven (7) calendar days before and after the transaction:

         1. is being considered for purchase or sale by an Advisory Client, or

         2. is being purchased or sold by an Advisory Client.

The Code provides further that classes of transactions may be designated as Exempt Transactions by the Compliance Department.

DESIGNATION OF EXEMPT TRANSACTIONS

In accordance with the Code, the Compliance Department has designated the following classes of transactions as Exempt Transactions, based upon a determination that the transactions do not involve any realistic possibility of a violation of Rule 17j-1 under the Investment Company Act or Rule 204A-1 of the Investment Advisers Act. Unless otherwise noted, the following transactions do not require pre-clearance, but are subject to the reporting requirements of the Code (i.e., reported on the Quarterly Transaction Certification) and are subject to the 60 day short-term trading limitation, unless otherwise noted:

         1. Transactions in affiliated mutual funds, excluding activity relating to 401(k) plans, the AIG Retirement Plan and 529 Plans.

         2. Purchases or sales of Securities that are not eligible for purchase or sale by Advisory Clients - FOR EXAMPLE, SHARES IN CLOSELY HELD OR FAMILY HELD COMPANIES. (Note: Not subject to the 60 day short term trading limitation.)

         3. Purchases of Securities under automatic or dividend reinvestment plans. (Note: Not subject to the 60 day short term trading limitation.)

         4. Purchases of Securities by exercise of rights issued to the holders of a class of Securities pro-rata, to the extent they are issued with respect to Securities of which an Access Person has Beneficial Ownership. (Note: Not subject to the 60 day short term trading limitation.)

         5. Acquisitions or dispositions of Securities as a result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of Securities of which an Access

         Person has Beneficial Ownership. (Note: Not subject to the 60 day short term trading limitation.)

         6. Acquisitions of Securities by the exercise of rights which are granted to borrowers/policyholders of financial institutions which apply for a public listing of their shares and offer "Free" shares to existing borrowers/policyholders.

         7. Any purchases or sales of fixed-income Securities issued by foreign governments.

         8. Purchases of American International Group, Inc. (AIG) common stock through AIG's Employee Stock Purchase Plan. (Note: The 60 day short-term trading limitation does not apply.)

         9. Transactions in ETFs. (Note: The 60 day short-term trading limitation does not apply to ETFs.)

         10. Transactions in closed-end funds.

         11. Foreign Currency transactions. (Note: The 60 day short-term limitation does not apply.)

         12. Futures, options trading and spreadbetting on broad based indices, such as the S&P 500. (Note: The 60 day short-term limitation does not apply.)

         13. Securities designated on the pre-clearance Exempt List, which is available on the Protegent PTA home page. This exemption applies to purchases or sales of up to $100,000 face value of fixed income securities within a 7-day period; or up to 1,000 shares of common stock within a 7-day period.

         Local regions may designate additional indices and/securities within the Pre-clearance Exempt List, at their discretion. However, the monitoring of these transactions must be done by each region.

         Securities are added to the Pre-clearance Exempt List on the basis that such transactions (i) are not potentially harmful to any Advisory Client's interest since they would be unlikely to affect a highly institutional market, and (ii) because of the circumstances of the proposed transaction, are clearly not related economically to the Securities to be purchased, sold or held by an Advisory Client, and
         (iii) will not cause you to gain improperly a personal profit as a result of your relationship with an Advisory Client. The most recent Pre-clearance Exempt List is also located on the Compliance intranet site: PRECLEARANCE EXEMPT LIST.

                                   APPENDIX B

          LIST OF ADVISERS

ADVISER

AIG Investments Fund Management Limited

AIG Capital Partners, Inc.

AIG Global Investment Company (East Africa) Ltd.

AIG Global Investment Corp.

AIG Global Investment Corp. (Asia) Ltd.

AIG Global Investment Corp. (Canada)

AIG Investments (Europe) Ltd.

AIG Investments Ireland Limited

AIG Global Securities Lending (Ireland) Ltd.

AIG Global Investment Corp. (Latin America) S.A.

AIG Global Investment Corp. (Schweiz) AG

AIG Investments Trust Services Limited

AIG Global Investment Corp. (Japan)

Brazos Capital Management, L.P.

                                   APPENDIX C

BY FIRST CLASS MAIL

[Date]

[Address]

                           ACKNOWLEDGEMENT AND WAIVER

Dear [Board Member]:

         This letter will confirm the understanding between [__________] (the "COMPANY") and you regarding certain matters relating to your service on the Board of Directors of the Company (the "BOARD").

         The Company has been informed by you that you are employed by a member company of AIG Investments ("AIG INVESTMENTS"), which provides investment advisory, financial and other related services to a range of clients, including clients affiliated with American International Group, Inc. (together with its direct and indirect subsidiaries, "AIG"), as well as clients that are not affiliated with AIG. In that regard, you may owe certain fiduciary and other duties to such clients, to AIG and to AIG Investments (collectively, the "AIG PARTIES"). From time to time, these duties may conflict with your duties to the Company, its shareholders or the Board (the "COMPANY PARTIES") that may arise as a member of the Board.

         To the extent permitted under applicable law, the Company hereby waives any conflicts arising from your duties to the AIG Parties. Without in any way limiting the foregoing, the Company acknowledges and agrees that (i) you will resolve any such conflict in all respects in favor of the relevant AIG Parties;
(II) such conflicts from time to time may cause you to recuse yourself from deliberations of the Board or any of its committees, or to withdraw from the Board; and (III) you will be under no obligation or duty to the Company Parties (or any of them) with respect to business opportunities that you become aware of other than in connection with your service on the Board, including, without limitation, any such opportunities that you become aware of in connection with your employment by AIG Investments.

         The Company acknowledges that you are serving on the Board strictly in your individual capacity and not as an agent or designee of any AIG Party.

         To the extent practicable, the Company and the Board will undertake to inform you of any conflicts that exist or that may arise from time to time between the Company Parties, on one hand, and the AIG Parties, on the other hand.

         Nothing in this letter is intended, nor shall it be deemed, in any way to limit any indemnity, release, exculpation or similar rights and protections to which you are entitled under applicable law, the Company's organizational documents or any other agreement or instrument.

                                      Very truly yours,

                                      [NAME OF THE COMPANY]

                                      By:  [AUTHORIZED OFFICER OF THE COMPANY]
                                           -----------------------------------
                                           Name:
                                           Title:

                                      and

                                      By:  [CHAIRMAN OF THE BOARD OF DIRECTORS]
                                           ------------------------------------
                                           Name:
                                           Title: